Exhibit 99.1

GREIF, INC. REPORTS IMPROVED THIRD QUARTER RESULTS

DELAWARE, Ohio (September 1, 2004) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its third quarter ended July 31, 2004.

Net income before restructuring charges and timberland gains was $23.1 million for the third quarter of 2004 compared with $13.1 million for the third quarter of last year. Diluted earnings per share before restructuring charges and timberland gains were $0.80 versus $0.47 per Class A share and $1.22 versus $0.70 per Class B share for the third quarter of 2004 and 2003, respectively.

The Company reported GAAP net income of $14.9 million, or $0.51 per diluted Class A share and $0.79 per diluted Class B share, for the third quarter of 2004 versus GAAP net income of $3.6 million, or $0.13 per diluted Class A share and $0.19 per diluted Class B share, for the same quarter last year.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, “We are pleased with the third quarter results, which particularly benefited from our ongoing transformation initiatives. While certain raw material, energy and employee benefit costs have increased significantly compared to a year ago, we have been generally successful in selectively increasing selling prices and reducing other costs to minimize the impact of these factors. Based on our solid third quarter results, and our expectations of business conditions for the fourth quarter, we are modestly raising our guidance for the full year.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 18 percent to $584.8 million for the third quarter of 2004 from $496.8 million for the same quarter last year. Net sales increased approximately 14 percent excluding the impact of foreign currency translation. Higher selling prices and volumes in the Industrial Packaging & Services segment and higher volumes in the Paper, Packaging & Services segment contributed to this increase.

Gross profit was $99.9 million, or 17.1 percent of net sales, for the third quarter of 2004 versus $89.0 million, or 17.9 percent of net sales, for the third quarter of 2003. The principal factors impacting the reduction in the third quarter gross profit margin compared to a year ago were higher raw material costs, particularly steel and old corrugated containers (OCC), lower planned timber sales, which have a higher gross profit margin than the Company’s other products, and higher energy costs. These factors were partially offset by improved efficiencies in labor and other manufacturing costs, which benefited from the ongoing transformation initiatives and higher prices on certain industrial packaging products.

Selling, general and administrative (SG&A) expenses were $57.1 million, or 9.8 percent of net sales, for the third quarter of 2004 compared to $54.6 million, or 11.0 percent of net sales, for the same period a year ago. The increase in SG&A expenses was primarily attributable to higher employee benefit costs and the approximate $1.5 million impact of foreign currency, partially offset by additional savings realized from the Company’s transformation initiatives.

Operating profit before restructuring charges and timberland gains increased 22 percent to $43.2 million for the third quarter of 2004 compared with $35.3 million for the same period last year. There were $12.3 million and $16.6 million of restructuring charges and $0.9 million and $2.5 million of timberland gains during the third quarter of 2004 and 2003, respectively. GAAP operating profit was $31.8 million for the third quarter of 2004 compared with GAAP operating profit of $21.2 million for the same period last year.

During the third quarter of 2003, the Company included a 37 percent, or $0.9 million, deduction of CorrChoice’s net income related to its minority shareholders. Effective September 30, 2003, the Company’s ownership increased to 100 percent due to CorrChoice’s redemption of its minority shareholders’ outstanding shares. Therefore, no such deduction was made in fiscal 2004.

Business Group Results

Industrial Packaging & Services

Net sales rose 18 percent to $436.1 million for the third quarter of 2004 from $370.4 million for the same period last year. Net sales increased 13 percent excluding the impact of foreign currency translation. Selling prices rose primarily in response to higher raw material costs, especially steel, and contributed to the increase in net sales for the third quarter of 2004. Additionally, sales volumes were generally higher for steel and plastic drums for the quarter.

Operating profit before restructuring charges rose to $34.0 million for the third quarter of 2004 from $27.1 million for the same period a year ago. Restructuring charges were $10.4 million for the third quarter of 2004 compared with $10.9 million a year ago. The Industrial Packaging & Services segment’s gross profit margin benefited from labor and other manufacturing efficiencies resulting from transformation initiatives, partially offset by higher raw material costs. SG&A expenses also reflect a portion of the savings from this segment’s transformation initiatives. GAAP operating profit was $23.6 million for the third quarter of 2004 compared with $16.2 million for the third quarter of 2003.

Paper, Packaging & Services

Net sales rose 20 percent to $143.6 million for the third quarter of 2004 from $119.5 million for the same period last year due to generally improved volumes for this segment’s products.

Operating profit before restructuring charges was $5.8 million for the third quarter of 2004 compared with $3.6 million the prior year. Restructuring charges were $1.9 million for the third quarter of 2004 versus $5.6 million a year ago. The increase in operating profit before restructuring charges was primarily due to improved sales volumes, partially offset by a decline in gross profit margin resulting from higher raw material costs, particularly OCC, and higher energy costs in the containerboard operations. Lower SG&A expenses in the third quarter of 2004 compared with the same quarter last year also contributed to this improvement. GAAP operating profit was $3.9 million for the third quarter of 2004 compared with GAAP operating loss of $2.0 million for the third quarter of 2003.

Timber

Timber net sales were $5.1 million for the third quarter of 2004 compared with $6.9 million for the same period last year. As a result of the lower planned sales volume, operating profit before restructuring charges and timberland gains was $3.5 million for the third quarter of 2004 compared to $4.6 million a year ago. Restructuring charges were $0.1 million for the third quarter of 2003. Timberland gains were $0.9 million for the third quarter of 2004 and $2.5 million for the same period last year. GAAP operating profit was $4.3 million for the third quarter of 2004 compared with $7.1 million for the third quarter of 2003.

Transformation Initiatives

The Company’s transformation initiatives continue to enhance long-term organic sales growth and productivity, and achieve permanent cost reductions. The focus during fiscal 2003 was primarily on SG&A optimization, which is expected to result in annual cost savings of $60 million realized in fiscal 2004.

In fiscal 2004, the focus has been on becoming an even leaner, more market-focused / performance-driven company. This final phase of the transformation is expected to deliver additional annualized benefits of approximately $50 million, with about $15 million of those savings to be realized in fiscal 2004 and the remainder in fiscal 2005. The opportunities include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint consolidations. The related one-time costs for this final phase will be approximately $50 million to $55 million in fiscal 2004, which is $5 million higher than previously disclosed due to additional opportunities identified this year. Approximately $10 million to $15 million of this amount will be incurred in the fourth quarter of fiscal 2004. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spending and lay the foundation for a world-class sourcing and supply chain capability.

Financing Arrangements

Total debt outstanding was $617 million at July 31, 2004 and $662 million at October 31, 2003. Total debt to total capitalization was 50.8 percent at July 31, 2004, down from 53.6 percent at October 31, 2003.

Interest expense declined to $10.9 million for the third quarter of 2004 from $12.5 million for the same period last year. This reduction was primarily due to $25 million, or 4 percent, lower average debt outstanding during the third quarter of 2004 compared to the third quarter of 2003. Lower average interest rates on the Company’s debt also contributed to this decrease.

Capital Expenditures

Capital expenditures were $14.4 million, excluding timberland purchases of $4.1 million, for the third quarter of 2004 compared with capital expenditures of $15.6 million, excluding timberland purchases of $1.4 million, during the same period last year. For fiscal 2004, capital expenditures are not expected to exceed $65 million, which would be approximately $35 million below the Company’s anticipated depreciation expense.

Company Outlook

As anticipated, the operating environment for fiscal 2004 has modestly improved compared to fiscal 2003. The gradual improvement in activity levels coupled with higher prices have been impacted by higher raw material costs, especially steel and OCC, and energy costs. Savings from the Company’s transformation initiatives and positive contributions from the Company’s full ownership of CorrChoice are being realized as planned. Both of these factors have represented, and are anticipated to continue to represent, a substantial portion of the improved fiscal 2004 results. Due to these factors, management’s guidance, before restructuring charges and timberland gains, is increased $0.05 to $2.40 - $2.45 per Class A share for fiscal 2004.

Conference Call

The Company will host a conference call to discuss its third quarter of 2004 results on Thursday, September 2, 2004 at 10:00 a.m. ET at (800) 218-0530. For international callers, the number is (303) 262-2142.

The conference call will also be available through a live webcast, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel and resin, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism, or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2003. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Net sales	$584,814	$496,755	$1,595,863	$1,402,240
Cost of products sold	484,921	407,714	1,337,259	1,155,227

Gross profit	99,893	89,041	258,604	247,013

Selling, general and administrative expenses	57,105	54,622	163,875	173,123
Restructuring charges	12,324	16,580	39,861	35,568
Gain on sale of assets	1,290	3,407	6,521	5,752

Operating profit	31,754	21,246	61,389	44,074

Interest expense, net	10,885	12,545	33,848	40,022
Other income (expense), net	292	(1,816)	1,208	546

Income before income tax expense and equity in earnings of affiliates and minority interests	21,161	6,885	28,749	4,598

Income tax expense	6,000	2,203	8,337	1,471
Equity in earnings of affiliates and minority interests	(292)	(1,098)	(460)	(3,847)

Income (loss) before cumulative effect of change in accounting principle	14,869	3,584	19,952	(720)

Cumulative effect of change in accounting principle	—	—	—	4,822

Net income	$14,869	$3,584	$19,952	$4,102

Basic earnings (loss) per share:
Class A Common Stock (before cumulative effect)	$0.52	$0.13	$0.71	$(0.02)
Class A Common Stock (after cumulative effect)	$0.52	$0.13	$0.71	$0.15
Class B Common Stock (before cumulative effect)	$0.79	$0.19	$1.06	$(0.04)
Class B Common Stock (after cumulative effect)	$0.79	$0.19	$1.06	$0.21

Diluted earnings (loss) per share:
Class A Common Stock (before cumulative effect)	$0.51	$0.13	$0.70	$(0.02)
Class A Common Stock (after cumulative effect)	$0.51	$0.13	$0.70	$0.15
Class B Common Stock (before cumulative effect)	$0.79	$0.19	$1.06	$(0.04)
Class B Common Stock (after cumulative effect)	$0.79	$0.19	$1.06	$0.21

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Net sales
Industrial Packaging & Services	$436,087	$370,399	$1,173,167	$1,016,934
Paper, Packaging & Services	143,621	119,497	406,958	364,952
Timber	5,106	6,859	15,738	20,354

Total	$584,814	$496,755	$1,595,863	$1,402,240

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$33,972	$27,097	$70,583	$44,554
Paper, Packaging & Services	5,789	3,568	13,577	16,280
Timber	3,453	4,647	10,928	14,330

Total operating profit before restructuring charges and timberland gains	43,214	35,312	95,088	75,164

Restructuring charges:
Industrial Packaging & Services	10,356	10,920	31,919	25,647
Paper, Packaging & Services	1,923	5,591	7,757	9,756
Timber	45	69	185	165

Restructuring charges	12,324	16,580	39,861	35,568

Timberland gains:
Timber	864	2,514	6,162	4,478

Total	$31,754	$21,246	$61,389	$44,074

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$14,474	$16,129	$48,552	$47,071
Paper, Packaging & Services	8,871	8,294	26,182	25,848
Timber	982	678	2,400	1,432

Total	$24,327	$25,101	$77,134	$74,351

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Net sales
North America	$327,351	$283,602	$900,845	$842,639
Europe	179,335	148,265	471,282	384,993
Other	78,128	64,888	223,736	174,608

Total	$584,814	$496,755	$1,595,863	$1,402,240

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$20,873	$16,883	$43,029	$39,377
Europe	14,560	12,355	31,864	23,992
Other	7,781	6,074	20,195	11,795

Total operating profit before restructuring charges and timberland gains	43,214	35,312	95,088	75,164
Restructuring charges	12,324	16,580	39,861	35,568
Timberland gains	864	2,514	6,162	4,478

Total	$31,754	$21,246	$61,389	$44,074

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	July 31, 2004	October 31, 2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$25,013	$49,767
Trade accounts receivable	344,365	294,957
Inventories	175,769	167,157
Other current assets	83,305	71,576

	628,452	583,457

LONG-TERM ASSETS
Goodwill	241,975	252,309
Intangible assets	28,535	30,654
Other long-term assets	71,577	52,416

	342,087	335,379

PROPERTIES, PLANTS AND EQUIPMENT	877,825	912,375

	$1,848,364	$1,831,211

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$198,412	$158,333
Short-term borrowings	15,602	15,605
Current portion of long-term debt	—	3,000
Other current liabilities	133,920	135,380

	347,934	312,318

LONG-TERM LIABILITIES
Long-term debt	601,622	643,067
Other long-term liabilities	300,100	301,376

	901,722	944,443

MINORITY INTEREST	1,700	1,886

SHAREHOLDERS’ EQUITY	597,008	572,564

	$1,848,364	$1,831,211

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31, 2004			Three months ended July 31, 2003
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$31,754			$21,246
Restructuring charges	12,324			16,580
Timberland gains	(864)			(2,514)

Non-GAAP – operating profit before restructuring charges and timberland gains	$43,214			$35,312

GAAP – net income	$14,869	$0.51	$0.79	$3,584	$0.13	$0.19
Restructuring charges, net of tax	8,824	0.31	0.46	11,274	0.40	0.60
Timberland gains, net of tax	(619)	(0.02)	(0.03)	(1,710)	(0.06)	(0.09)

Non-GAAP – net income before restructuring charges and timberland gains	$23,074	$0.80	$1.22	$13,148	$0.47	$0.70

	Nine months ended July 31, 2004			Nine months ended July 31, 2003
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$61,389			$44,074
Restructuring charges	39,861			35,568
Timberland gains	(6,162)			(4,478)

Non-GAAP – operating profit before restructuring charges and timberland gains	$95,088			$75,164

GAAP – net income	$19,952	$0.70	$1.06	$4,102	$0.15	$0.21
Restructuring charges, net of tax	28,301	0.98	1.50	24,186	0.86	1.29
Timberland gains, net of tax	(4,375)	(0.15)	(0.23)	(3,045)	(0.11)	(0.16)
Cumulative effect of change in accounting principle	—	—	—	(4,822)	(0.17)	(0.26)

Non-GAAP – net income before restructuring charges, timberland gains and cumulative effect of change in accounting principle	$43,878	$1.53	$2.33	$20,421	$0.73	$1.08

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Industrial Packaging & Services
GAAP – operating profit	$23,616	$16,177	$38,664	$18,907
Restructuring charges	10,356	10,920	31,919	25,647

Non-GAAP – operating profit before restructuring charges	$33,972	$27,097	$70,583	$44,554

Paper, Packaging & Services
GAAP – operating profit (loss)	$3,866	$(2,023)	$5,820	$6,524
Restructuring charges	1,923	5,591	7,757	9,756

Non-GAAP – operating profit before restructuring charges	$5,789	$3,568	$13,577	$16,280

Timber
GAAP – operating profit	$4,272	$7,092	$16,905	$18,643
Restructuring charges	45	69	185	165
Timberland gains	(864)	(2,514)	(6,162)	(4,478)

Non-GAAP – operating profit before restructuring charges and timberland gains	$3,453	$4,647	$10,928	$14,330